Exhibit 21 Name of Entity Jurisdiction of Organization Ownership Interest Eagle Bancorp, Inc. – Registrant Maryland EagleBank Maryland 100% Eagle Insurance Services, LLC Maryland 100% Fidelity & Trust Mortgage, Inc. Maryland 100% Bethesda Leasing LLC Maryland 100% Landroval Municipal Finance, Inc. Washington D.C. 100% Eagle Commercial Ventures, LLC Maryland 100%